UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): December 14, 2010

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On December 14, 2010, Fluor Corporation (the “Company”) entered into two new credit agreements — the $1,200,000,000 Revolving Performance Letter of Credit Facility Agreement dated as of December 14, 2010, among the Company as Applicant Party, the Lenders thereunder, BNP Paribas, as Administrative Agent and an Issuing Lender, Bank of America, N.A., as Co-Syndication Agent and an Issuing Lender, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Bank of Nova Scotia, as Co-Syndication Agents and Banco Santander, S.A., New York Branch and Crédit Agricole Corporate and Investment Bank, as Co-Documentation Agents (the “Letter of Credit Facility”), and the $800,000,000 Revolving Loan and Financial Letter of Credit Facility Agreement dated as of December 14, 2010, among the Company as Borrower, the Lenders thereunder, Bank of America, N.A., in its capacity as Administrative Agent and an Issuing Lender, BNP Paribas, in its capacity as Co-Syndication Agent and an Issuing Lender, Citibank, N.A. and Intesa Sanpaolo S.p.A., as Co-Syndication Agents, and ING Bank N.V., Dublin Branch, Wells Fargo Bank, N.A. and Lloyds TSB, as Co-Documentation Agents (the “Revolving Credit Facility”).

On that same day, the existing Amended and Restated Credit Agreement in the amount of $1.5 billion was terminated and all outstanding letters of credit thereunder were assigned or otherwise transferred to the Letter of Credit Facility (in the case of performance letters of credit) or to the Revolving Credit Facility (in the case of financial letters of credit).

The Letter of Credit Facility: (i) provides support for the issuance of up to $1,200,000,000 of performance standby letters of credit and backing standby letters of credit, (ii) has a maturity date of December 13, 2015, and (iii) has an accordion feature whereby the Letter of Credit Facility may be increased in increments of at least $25,000,000 or any whole multiple of $10,000,000 in excess thereof up to an additional $500,000,000 (not to exceed a maximum of $1,700,000,000) subject to certain conditions.

The Revolving Credit Facility: (i) provides the Company with a revolving credit facility as well as support for the issuance of financial letters of credit, with a borrowing capacity of up to $800,000,000 and (ii) has a maturity date of December 13, 2013. Interest on borrowings under the Revolving Credit Facility would be charged at the London Interbank Offered Rate (LIBOR) or an alternate Base Rate, in each case plus applicable margins that fluctuate based upon the applicable ratings of the Company’s non-credit-enhanced senior unsecured long-term debt.

Certain other material terms are common to both the Letter of Credit Facility and the Revolving Credit Facility (hereafter collectively referred to as the “Facilities”).  The Facilities each:

•                  provide for a letter of credit fee (when letters of credit are issued) and a commitment fee for the unused amounts under each of the Facilities, each of which will fluctuate based on the Company’s applicable ratings;

•                  require that the Company maintain a maximum ratio of consolidated debt to consolidated tangible net worth of 1:00 to 1:00;

•                  contain restrictive covenants (subject, in each case, to  certain customary exceptions and amounts) which among other things: (x) cap at $500,000,000 the aggregate amount of debt for the Company’s subsidiaries, (y) limit the Company’s ability to create liens securing other debt, and (z) place certain limitations on the Company’s ability to engage in acquisitions, mergers and dispositions;

•                  contain customary events of default, upon the occurrence of which and after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder, require cash collateralization of all outstanding letters of credit and terminate all commitments;

•                  provide that the Company may terminate or reduce either Facility at any time; and

•                  contain customary representations and warranties.

The foregoing summary of some of the terms of the Letter of Credit Facility and the Revolving Credit Facility is qualified in its entirety by reference to the complete text of each of the Facilities, copies of which will be provided in a future filing.

Item 1.02.                                        Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 1.02 by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 20, 2010		FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Senior Vice President, Chief Legal Officer and Secretary